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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

        We have issued our reports dated October 14, 2010 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Herley Industries, Inc. on Form 10-K for the fifty two week period ended August 1, 2010 included in the Form 8-K of Kratos Defense & Security Solutions, Inc. dated February 7, 2011, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 22, 2011

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  Exhibit 23.5
Consent of Independent Registered Public Accounting Firm